Amendment to the
Custodian Agreement

State Street Bank and Trust Company
1200 Crown Colony Drive, CC1/5
Crown Colony Office Park
Quincy, MA 02169

Attention:  Steven S. Smirnoudis, Vice President

Re:  USAA Mutual Funds Trust (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established four new series of shares to be known as the USAA Cornerstone Conservative Fund, USAA Cornerstone Moderately conservative Fund, USAA Cornerstone Aggressive Fund, and USAA Equity Fund.

In accordance with Section 18, the Additional Funds provision, of the Amended and Restated Custodian Agreement dated as of July 31, 2006, by and between USAA Mutual Funds Trust and State Street Bank and Trust Company (the “Custodian”) (the “Custodian Agreement”), the undersigned Fund hereby requests that the Custodian render services as custodian under the Custodian Agreement with respect to the USAA Cornerstone Conservative Fund, USAA Cornerstone Moderately Conservative Fund, USAA Cornerstone Aggressive Fund, and USAA Equity Fund become “Portfolios” under the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

USAA MUTUAL FUNDS TRUST
                      on behalf of:
USAA Cornerstone Conservative Fund,
USAA Cornerstone Moderately conservative Fund, USAA Cornerstone Aggressive Fund, and USAA Equity Fund

By:
Name:  Christopher P. Laia
Title:  Secretary, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:        _____________________________
Name:      Joseph C. Antonellis
Title:        Vice Chairman, Duly Authorized

Effective Date: